CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We hereby consent to the incorporation of our report dated January 26, 2001, on the financial statements of Lexon, Inc. (the "Company") at December 31, 2000, included in the Company's Annual Report on Form 10-KSB, our report dated February 21, 2000, on the financial statements of the Company at December 31, 1999, included in the Company's Registration Statement on Form 10-KSB, and our report dated December 6, 1999, on the financial statements of the Company at December 31, 1998, included in the Company's Registration Statement on Form 10-SB (Amendment No. 2), and to the reference to our firm under the caption "Experts" in the Company's Registration Statement on Form S-8.

     Our report, dated January 26, 2001, contains an explanatory paragraph that states that Lexon, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
August 29, 2001